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                                                                   Exhibit 10.50

                         SEVERANCE AND RELEASE AGREEMENT

         THIS SEVERANCE AND RELEASE AGREEMENT ("AGREEMENT") is entered effective December 31, 2001, (the "TERMINATION DATE") by and between DALEEN TECHNOLOGIES, INC., a Delaware corporation located at 1750 Clint Moore Road, Boca Raton, Florida 33487 ("COMPANY") and DAVID B. COREY ("EMPLOYEE") relating to Employee's termination of employment and separation from with Company. The term "Company" includes any or all current or former affiliated corporations, parent corporations, partnerships, divisions, and subsidiaries, and the officers, directors, shareholders, employees, agents, attorneys, successors and assigns of the Employer.

SECTION 1. SEPARATION FROM EMPLOYMENT AND SEVERANCE PAYMENT.

         A. Employee's termination as an employee of the Company will begin and be effective of the Termination Date. Employee will be paid his remaining standard gross wages less applicable taxes and withholdings in accordance with standard payroll practices through the Termination Date plus all applicable severance benefits as provided for in the Employee's Employment Agreement dated January 31, 1998, as amended (the "Employment Agreement"). Employee will also be reimbursed for all legitimate business expenses incurred on Company's behalf through the Termination Date which have been approved by the Company and otherwise in accordance with the Company's written policies. Employee will also be paid any accrued personal and vacation time as of the Termination Date.

         B. Employee acknowledges that the monies described in this Agreement and the Employment Agreement represent all monies to which he may now or may hereafter be entitled from the Company. This includes but is not limited to back-pay, severance pay, wages, overtime pay, commissions, bonuses, personal time pay, vacation pay, relocation fees, benefits, attorneys' fees and damages of any nature whatsoever. Severance benefits provided to the Employee under the Employment Agreement shall include payments made to satisfy requirements under the Warn Act, provided, no services are required by the Employee during the Warn Act notice period.

SECTION 2. COVENANTS OF EMPLOYEE.

         A. Employee (on his own behalf and on behalf of his heirs, personal representatives, and any other person who may be entitled to make a claim on his behalf or through him) freely releases and discharges Company, its directors, officers, employees, subsidiaries, predecessors, successors, and assigns from any and all claims, charges, actions, and causes of action of any kind or nature, that Employee once had or now has or that arise on or before the effective date of this Agreement, including any and all claims arising out of or in any way related to Employee's employment, proposed relocation, other agreements by and between the Company and Employee referenced herein, or separation of employment with Company, whether such claims are now known or unknown to Employee. Employee agrees not to bring any charges, claims, or actions against Company in the future, except claims that Company has breached its obligations set forth in this Agreement or its obligations to provide severance benefits in the Employment Agreement.

         B. The rights and claims which Employee waives and releases in this Agreement include, to every extent allowed by law, those arising under the Employee



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                  Retirement Income Security Act of 1974, the Civil Rights Acts
                  of 1866, 1871, 1964 and 1991, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Vietnam Era Veteran's Readjustment Assistance Act of 1974, the Occupational Safety and Health Act, the Immigration reform and Control Act of 1986, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker's Benefit Protection Act, the Florida Civil Rights Act, and the Worker Adjustment and Retraining Act of 1988. This is not a complete list, and Employee waives and releases all similar rights and claims under all other federal, state and local discrimination provisions and all other statutory and common law causes of action, to the extent allowed by law, relating in any way to Employee's employment or separation from employment with Company.

                  In addition, Employee knowingly waives all claims or rights pursuant to the Age Discrimination in Employment Act (ADEA) in exchange for the monies payable pursuant to this Agreement. Employee acknowledges that he has the right to consult with an attorney prior to agreeing to this portion of the Agreement. Employee has twenty one days to consider this portion of the Agreement and has seven days after executing this Agreement to revoke this specific waiver of the ADEA claims.

         C. Employee hereby agrees to remise, release, acquit, satisfy, and forever discharge Company, of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which Employee ever had, now has, or which any personal representative, successor, heir or assign of Employee, hereafter can, shall or may have, against Company, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of this Agreement except claims that Company has breached its obligations set forth in this Agreement or its obligations to provide severance benefits pursuant to the Employment Agreement. Employee represents that he does not currently have on file, and has not made in any forum, any complaints, charges, or claims (whether civil, administrative, or criminal) against Company.

         D. Employee agrees that all severance benefits to be paid to Employee by Company pursuant to the Employment Agreement represents benefits to which Employee would not be entitled absent this Agreement. The Company agrees that all covenants provide to the Company pursuant to the Employment Agreement represent material benefits to the Company which the Company would not be entitled to absent this Agreement.

         E. Employee agrees to the following Non-Solicitation/Competition and Confidentiality Provisions:

                  (a) During the Severance Period, as defined in the Employment Agreement, Employee shall not directly or indirectly, as owner, officer, director, employee or agent conduct or be related to any business in direct competition with any business of Company.

                  (b) In addition to, and not in limitation of the other provisions hereof or of any other agreement between Employee and Company, Employee shall not at any time in any manner other than in the ordinary course of good faith competition only as permitted herein interfere with, disturb, disrupt, decrease or otherwise jeopardize



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                           the business of Company or do or permit to be done
                           anything which may tend to take away or diminish the trade, business or good will of the Company or give to any person the benefit or advantage of the Company's methods of operation, advertising, publicity, training, business customers or accounts, or any other information relating to or useful to Company's business. This provision shall not apply to information already known or readily available to the public.

                  (c) Except as provided for herein, the existence of any claim or cause of action by Employee against Company predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

                  (d) Employee acknowledges and confirms that the restrictions contained herein are fair and reasonable and not the result of overreaching, duress, or coercion of any kind.

         F. Employee agrees to return to Employer in Boca Raton, Florida, on the Termination Date or within 14 business days, all of Employer's property, including computer and office equipment, office keys, phone card, security access card, American Express or other Employer issued or sponsored credit card, parking pass, supplies, customer and work files and other related materials.

         G. Employee agrees not to disclose the contents of this Agreement to anyone except Employee's immediate family or attorneys, if any, provided they agree to this confidentiality clause.

         H. Employee agrees that Employee will be responsible for Employee's own attorneys' fees incurred in connection with the negotiation, preparation and execution of this Agreement and that Employee unconditionally releases and discharges Employer from any claim for such attorneys' fees incurred by Employee or on Employee's behalf.

         I. The parties agree and acknowledge to each other that this Agreement does not constitute an admission by either party of any violation of any federal, state, or local statue or regulation, or any violation of any of Employee's rights or of any duty owed by either party to each other.

         J. Employee warrants that he has surrendered to the Company, in, all material records (and copies thereof) pertaining to Company's business operations and related to any work performed for Company, all material Company property, and any and all third party property, including all confidential and/or proprietary information, drawings, computer programs or copies thereof, documentation, notebooks and notes, reports and any other materials on electronic or printed media. Included are any documents or media containing the names, addresses, and other information with regard to customers or potential customers of the Company, business alliance partners or Daleen Solutions Partners which have been served by the Employee.

         K. Employee and Company agree that each will refrain from making any written or oral statement or taking any action, directly or through others, which either knows or reasonably should know to be disparaging or negative concerning the each other or their respective officers, directors, employees, attorneys or agents.

         L. It is recognized and acknowledged that a breach by the Employee or the Company of




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                  any of the covenants in Section 2 of this Agreement will cause irreparable harm and damage to the other party, the monetary amount of which may be virtually impossible to ascertain. As a result, each recognizes and acknowledges that the other party shall be entitled to, in addition to any other remedies available to the other party, an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 2 of this Agreement by Employee or Company and such right to an injunction shall be cumulative and in addition to whatever other remedies the Company or the Employee (as the case may be) may possess.

         M. Employee agrees and acknowledges that Employee will be responsible for payment of any outstanding balance on Employee's company-issued or company-guaranteed American Express account related to personal expenses of the Employee or Company expenses for which Employee has been reimbursed ("EMPLOYEE RESPONSIBLE Expenses"). Employee agrees that Company will be entitled to deduct from any payments due Employee, including Employee's severance payments as provided for in his Employment Agreement, all Employee Responsible Expenses.

SECTION 3. INFORMED, VOLUNTARY SIGNATURE. Company has informed Employee that they may consult counsel before executing this Agreement. Employee agrees that he has had a full and fair opportunity to review this Agreement with counsel and signs it knowingly, voluntarily, and without duress or coercion. Further, in executing this Agreement, Employee agrees that he has not relied on any representation or statement not set forth in this Agreement.

SECTION 4. NO ADMISSION. The parties agree that this Agreement does not constitute any admission by Employee or by Company or any of its officers, directors, employees, agents, and representatives, and their successors in interest of any (i) violation of any statute, law, regulation, order, or other applicable authority, (ii) breach of contract, actual or implied, or (iii) commission of any tort.

SECTION 5. MISCELLANEOUS.

         A. Any material breach of this Agreement by Employee will result in Company not being required to comply with its obligations under this Agreement. Any material breach by the Company of this Agreement or its failure to provide timely severance benefits pursuant to the Employment Agreement will result in the Employee not being required to comply with his obligations and covenants under any agreement between him and the Company including this Agreement and the Employment Agreement, including all provisions which provide for survival subsequent to termination.

         B. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida. Each of the parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined by any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. In addition, the parties agree to waive any rights to a jury trial should any dispute arise under this Agreement or related in any way to Employee's employment with Company.

         C. This Agreement represents the sole and entire agreement between the parties and




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                  supersedes any and all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered herein.

         D. If either party initiates proceedings for the other's breach of this Agreement, the prevailing party shall recover attorneys' fees and costs, including such fees and costs on any enforcement or appeal proceedings.

         E. If one or more paragraphs of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Agreement, which shall remain in full force and effect.

         F. This Agreement may be modified only by a writing signed by both parties.

         G. Both parties agree that, unless required by law or by a court of competent jurisdiction, this Agreement shall remain confidential and will not be used for any purpose other than enforcing its specific terms in any proceeding between the parties. If this document must be filed in any court proceeding, the person seeking to file it will do so only under seal, unless expressly prohibited by the court.

         H. This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Employee and Company have agreed upon and executed this Agreement as of the date first set forth above.

EMPLOYEE:                                  DALEEN TECHNOLOGIES, INC.:

/s/ David B. Corey     January 9, 2002     By: /s/ James Daleen
--------------------------------------         ---------------------------------
Signature of Employee      Date            Title: Chief Executive Officer
                                            Date: January 9, 2002





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